FOR RELEASE AT 8:00 a.m. ET March 13, 2001

CONTACT:        Joanne Carson (media)          Sandy Parker (analysts/investors)
                908.665.5810                   908.665.5098
                carsonj@dnb.com                parkerr@dnb.com
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DUN & BRADSTREET  ANNOUNCES  PLANS TO SELL RECEIVABLE  MANAGEMENT  BUSINESSES IN
U.S., CANADA, HONG KONG AND EUROPE

Proceeds to be reinvested for growth, shareholder value. Seamless customer service to remain a priority for shared customers.

March 13, 2001, Murray Hill, N.J.-- Dun & Bradstreet (NYSE: DNB) today announced plans for its Receivable Management Services (RMS) businesses. D&B has signed a definitive agreement to sell its RMS operations in the U.S., Canada and Hong Kong to its RMS senior management team. In addition, D&B is in advanced negotiations with Intrum Justitia, B.V. for the sale of its European RMS operations.

"These actions mark a major step toward creating financial flexibility, one of our Blueprint for Growth goals. This is a direct result of our ongoing review of non-core businesses and assets for possible sale, as a way to create additional resources to invest for growth and increase shareholder value," said Allan Loren, D&B's chairman and chief executive officer. "As a general principle, proceeds may be used to invest in our current business, our B2B strategy or to repurchase shares. We will complete our review of asset monetization candidates and announce the results of our review by mid year."

The RMS operations being considered for sale generated about $145 million in revenue and approximately 6 percent of Dun & Bradstreet's earnings before interest, taxes, depreciation, amortization and one-time items in 2000, and employ about 1,600 people. D&B continues to expect 10 percent earnings per share growth and 10 percent operating income growth for 2001, on average, over time, before one-time items. D&B also continues to expect revenue growth in 2001 from its core businesses to be 3 percent, on average, over time, before the effect of foreign exchange and excluding RMS.

For the U.S., Canada and Hong Kong Receivable Management businesses, D&B has signed a definitive agreement with its RMS senior management team. "We are very pleased as a management team to be chosen as a trusted partner to help D&B to further its Blueprint for Growth strategy," said David Huebner, senior vice president, RMS. "We look forward to a seamless transition on behalf of our shared customers."

D&B is in advanced negotiations with Intrum Justitia, B.V. for the sale of its European RMS operations. These operations generated revenue of about $45 million in 2000. Intrum is Europe's leading receivable management services group, with a strategy to take an active part in consolidating its industry.

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The parties view each other as preferred suppliers for their respective areas of expertise. As such, their discussions include the continued exchange of data and joint marketing to their shared customers. Intrum and the team of RMS senior managers are planning a collaboration that will enable them to continue to offer global receivable management services.

Both of these transactions are expected to close during the second quarter of this year, subject to the finalization of transaction documents, regulatory approvals and the satisfaction of other closing conditions.

Dun  &  Bradstreet   (NYSE:DNB),   the  world's  leading  provider  of  business
information, has been enabling business-to-business commerce for nearly 160 years. D&B's information and technology solutions help businesses reduce credit risk, find profitable customers, manage vendors efficiently and collect cash and
receivables.   Businesses   also  use  D&B's   information   and  technology  to
authenticate and verify potential trading partners online, increasing their trust and confidence in e-commerce transactions. That's why so many companies -- including over 90 percent of the Business Week Global 1000 -- rely on D&B as the most trusted source for information they need to make their business a success. For more information, please visit www.dnb.com.
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D&B's RMS operations are a leading provider of receivable  management  services.
For more information about RMS, visit www.dbrms.com.

Intrum Justitia B.V. is Europe's leading receivable management services group. The group has revenue of 200 MEUR and has 1,800 employees in 22 European countries. Intrum offers efficient, high-quality management of commercial and consumer receivables in all phases. Intrum has a growth strategy and aims to take an active part in consolidating its industry. Main owners are Swedish private equity investors Industri Kapital and the entrepreneur Bo Goranson. For more information, please visit www.intrum.com.
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Certain  statements  in this press  release  are  forward-looking.  These may be identified by the use of forward-looking words or phrases, such as "expect," "will," "can," "anticipate," and "plan," among others. All such forward-looking statements are based on D&B's reasonable expectations at the time they are made, but are not guarantees of future performance. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. In order to comply with the terms of the safe harbor, D&B notes that a variety of factors could cause its actual results and experience to differ materially
from  the  anticipated   results  or  other   expectations   expressed  in  such
forward-looking statements. The risks and uncertainties that may affect the operations, performance, development and results of D&B's businesses include:
(1) complexity and uncertainty regarding the development of new high-technology products, (2) possible loss of market share through competition, (3) pricing pressures from competitors and/or customers, (4) changes in the business information and risk management industries and markets, including those driven by the Internet, (5) D&B's ability to protect proprietary information and technology or to obtain necessary licenses on commercially reasonable terms, (6)

D&B's ability to complete the implementation of its euro plans on a timely basis and the competitive implications that the conversion to the euro may have on D&B's pricing and marketing strategies, (7) D&B's ability to attract and retain key employees, (8) risks associated with investments and operations in foreign countries, including regulatory environment, exchange rate fluctuations and cultural factors, (9) the outcome of any reviews by applicable tax authorities of D&B's global tax planning initiatives, (10) D&B's ability to successfully implement its Blueprint for Growth, including the ability to consummate asset monetization transactions, changes in the international business model and financial flexibility initiatives on terms and conditions contemplated by D&B,
(11) the loss of key customers due to consolidations and mergers, (12) the impact of product rationalization activities on revenues, (13) D&B's ability to expand its database on commercially reasonable terms and the possibility that data suppliers might withdraw data from D&B, (14) the possibility that economic conditions might lead to a reduction in the use of D&B products, and (15) the timing with which significant customer contracts are executed. The company undertakes no obligations to publicly release any revision to any forward-looking statement to reflect any future events or circumstances.